Exhibit 99.1

                                                                        Contact:
                                           Gloria Purdy, Chief Financial Officer
                                                                  (510) 249-6293
For Immediate Release

     INTERLINK COMPUTER SCIENCES ANNOUNCES RESIGNATION OF CHARLES W. JEPSON

(FREMONT, CA), May 22, 1997 - Interlink Computer Sciences, Inc. (NASDAQ National Market System Symbol: INLK), a leading supplier of high performance solutions for enterprise networked systems management, today announced the resignation of Charles W. Jepson as President & Chief Executive Officer to pursue personal interests. Jepson joined Interlink as President & CEO in 1992. He completed a turn around of the Company that led to a successful initial public offering
(IPO) in 1996 and a partnership arrangement with Cisco Systems earlier this year.

Thomas Bredt, Chairman of the Board stated, "I want to acknowledge Charles and his contributions to the Company's success thus far. Going forward, we feel we are positioned to grow the business and take it to the next level. We plan to initiate a search immediately to identify a new CEO who has successfully taken a business like ICS and grown it into a several hundred million dollar business."

In the interim, Ronald Braniff who sits on the Company's Board will become acting CEO. He is the former President & CEO of ASK Computers Systems from 1984 through 1989 and is currently both an investor and advisor to several young software companies. He will manage the daily operations of the Company.

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The Company has scheduled a conference  call for investment  analysts on Friday,
May 23rd at 6:00am PDT. Additional information on the call may be obtained by contacting Gloria Purdy, Chief Financial Officer.

Interlink Computer Sciences, Inc., is a leading supplier of high performance solutions for enterprise networked systems management. Interlink's products and services enable customers to transport, access and manage data across distributed client/server environments. The Company produces the TCPaccess product family for mainframe TCP/IP connectivity, fault tolerance, remote printing services and CICS-to-LAN application integration. Interlink also develops and distributes the HARBOR product suite for backup, archive and restore, and application, data and software distribution. The Company is headquartered in Fremont, California. Additional information is available at http://www.interlink.com.

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